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                                                                     Exhibit 5.1


[LOGO]                                  2300 BP America Building
                                        200 Public Square
                                        Cleveland, Ohio 44114-2378
                                        (216) 363-4500
                                        Fax (216) 363-4588


                                  May 23, 1997

Board of Directors
Waterlink, Inc.
4100 Holiday Street N.W.
Suite 201
Canton, OH 44718-2532

Gentlemen:

         Waterlink, Inc., a Delaware corporation (the "Company"), has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-1 (Registration No. 333-25249) (the "Registration Statement") relating to a proposed public offering of an aggregate of 4,500,000 shares (including 675,000 shares subject to an underwriters' over-allotment option) (the "Shares") of the Company's common stock, par value $.001 per share. The Shares are to be sold in accordance with the terms of an underwriting agreement to be executed by the Company, Smith Barney Inc., Oppenheimer & Co. Inc. and Sanders Morris Mundy, in substantially the form filed as Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement").

         You have requested our opinion in connection with the Company's filing of the Registration Statement. In this connection, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinion expressed in this letter, including, without limitation, the Company's Fifth Amended and Restated Certificate of Incorporation (the "Certificate")(which is to be filed with the Secretary of State of the State of Delaware on or before the date of the issuance and sale of the Common Stock), the Registration Statement, the related prospectus which forms a part of the Registration Statement (the "Prospectus") and the Underwriting Agreement.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. In rendering our opinion, we have also assumed the timely filing of the Certificate as described above.


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[LOGO]

Board of Directors
Waterlink, Inc.
May 23, 1997
Page 2

         We have investigated such questions of law for the purpose of rendering the opinion in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the General Corporation Law of the State of Delaware and the federal law of the United States of America.

         On the basis of and in reliance on the foregoing, we are of the opinion that the Shares, when and if issued and paid for in accordance with the terms of the Underwriting Agreement, will be legally issued, fully paid and non-assessable.

         The opinion in this letter is rendered only to the Company in connection with the filing of the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement and to being named in the Prospectus under the heading "Legal Matters" as counsel for the Company. The opinion may not be relied upon by the Company for any other purpose. This letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.

                                      Very truly yours,

                                  /s/ BENESCH, FRIEDLANDER, COPLAN & ARONOFF LLP
                                      ------------------------------------------
                                      Benesch, Friedlander, Coplan & Aronoff LLP